Exhibit 99.1

Crane Co.	NEWS

Contact:
Pamela J.S. Styles
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS FIRST QUARTER EARNINGS AND

REAFFIRMS FULL YEAR GUIDANCE

First Quarter Highlights (vs. First Quarter 2004):

•	Sales increased 13% to $507.1 million

•	Operating profit increased 8% to $41.9 million

•	Earnings per share increased 14% to $.42 per share

STAMFORD, CONNECTICUT – April 25, 2005 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, reports first quarter 2005 net income increased to $25.0 million, or $.42 per share, compared with net income of $22.2 million, or $0.37 per share, reported in the first quarter 2004.

First quarter 2005 sales increased $58.8 million, or 13%, including core business growth of $44.3 million (10%), favorable foreign currency translation of $8.8 million (2%) and incremental sales from P.L. Porter (“Porter”) and the Hattersley brand, acquired in late January 2004, of $5.7 million (1%). Operating profit of $41.9 million rose 8% as compared with $38.7 million in the prior year, driven by higher sales and overall productivity improvements, tempered by higher severance costs of $2.3 million ($4.8 million in 2005 vs. $2.5 million in 2004), provisions for several loss contracts in the Electronics Group of $2.3 million, planned costs associated with two facility closures of $1.7 million and higher overall costs in the Electronics Group. Operating profit margin was 8.3% compared with 8.6% in the first quarter 2004. Excluding the items noted above totaling $8.8 million in the first quarter 2005 versus a comparable $2.5 million in the first quarter 2004, operating profit margin was 10.0% in 2005 compared with 9.2% in 2004.

Order backlog at March 31, 2005 totaled $612.6 million compared with backlog of $566.7 million at December 31, 2004 and $525.7 million at March 31, 2004.

“First quarter operating results were solidly in line with our guidance of $.35 - $.45 per share,” said Crane Co. president and chief executive officer, Eric C. Fast. “We experienced strengthening order patterns during the quarter across most of the businesses. Additionally, we realized the benefit of price increases to recover a greater portion of higher raw material costs, principally impacting Fluid Handling and Engineered Materials. During the quarter we implemented additional severance actions consistent with our long-term continuous improvement productivity goals; these first quarter costs ($4.8 million) are expected to be fully offset by lower personnel costs for the remaining nine months of 2005 and annual savings in 2006 and beyond of over $10 million.”

Financial Position

During the first quarter of 2005, the Company’s operating activities used cash flow of $4.9 million before asbestos-related payments, compared with $3.3 million cash flow that was generated in the first quarter of 2004, reflecting higher working capital needs to support stronger business levels in the current period. During the first quarter 2005, the Company invested $5.6 million in capital expenditures and paid $6.0 million in dividends to shareholders. The Company paid $10.8 million of asbestos-related fees and costs (net of insurance recoveries), but received a $9.9 million refund associated with the termination of its master settlement agreement as previously disclosed. Net debt to capital was 28.0% at March 31, 2005 compared with 27.1% at December 31, 2004 and 29.9% at March 31, 2004.

Segment Results

All comparisons below refer to the first quarter 2005 versus the first quarter 2004, unless otherwise specified.

Aerospace & Electronics

	First Quarter
(dollars in millions)	2005	2004	Change
Sales	$133.6	$119.3	$14.3	12%
Operating Profit	$16.0	$20.2	$(4.2)	(21)%
Profit Margin	11.9%	17.0%

The first quarter 2005 sales increase of $14.3 million reflected core business sales increases from improving OEM demand and an additional month of sales from P.L. Porter, acquired in late January 2004. Operating margins declined sharply driven by higher severance costs of $2.0 million ($2.2 million in 2005 vs. $.2 million in 2004), mostly in the Aerospace Group, and an overall decline in Electronics Group profitability.

Aerospace Group sales of $85.3 million increased $12.2 million, or 17%, from $73.1 million in the prior year. The sales increase was primarily due to higher commercial and business jet OEM aircraft delivery rates, stronger military demand and incremental sales from the Porter acquisition. First quarter operating profit increased 8% ($1.0 million) from improved sales volume. Operating profit included higher severance costs of $1.6 million ($1.8 million in 2005 vs. $.2 million in 2004).

Electronics Group sales of $48.5 million increased $2.1 million compared with the prior year principally from increased power, microwave and microelectronics sales. Operating profit declined 73%, or $5.3 million, including provisions for several loss contracts ($2.3 million), higher severance related costs of $.4 million compared with negligible severance in the prior year and higher overall costs from inefficient plant utilization which the Company is aggressively addressing. The Company expects steady improvement throughout the year.

The Aerospace & Electronics Segment backlog was $367.5 million at March 31, 2005, compared with $341.5 million at December 31, 2004 and $320.0 million at March 31, 2004.

Engineered Materials

	First Quarter
(dollars in millions)	2005	2004	Change
Sales	$80.8	$69.0	$11.8	17%
Operating Profit	$16.9	$15.5	$1.4	9%
Profit Margin	20.9%	22.5%

The first quarter 2005 sales increase of $11.8 million, or 17%, reflected customer price increases (12%) and continued solid demand for fiberglass-reinforced panels (5%), particularly for transportation and recreational vehicles. Operating profit margin declined slightly compared with the prior year because of the offsetting effect of customer price increases and higher raw material costs.

Merchandising Systems

	First Quarter
(dollars in millions)	2005	2004	Change
Sales	$43.8	$39.5	$4.3	11%
Operating Profit	$3.8	$.5	$3.3	+100%
Profit Margin	8.6%	1.2%

The sales increase of $4.3 million, or 11%, included a $3.4 million (9%) improvement in core business sales, reflecting improved demand for both vending machines in the U.S. and coin changing equipment in Europe, and $.9 million (2%) of favorable foreign currency translation. The significant improvement in operating profit and margin reflected the improved productivity on higher sales volumes, as well as the net efficiencies realized from first quarter 2004 severance actions in Europe.

Fluid Handling

	First Quarter
(dollars in millions)	2005	2004	Change
Sales	$228.6	$203.9	$24.7	12%
Operating Profit	$12.4	$8.7	$3.7	43%
Profit Margin	5.4%	4.3%

The first quarter sales increase of $24.7 million, or 12%, included $17.3 million (8%) from core businesses and $7.4 million (4%) from favorable foreign currency translation. Operating profit improved 43% in the first quarter, as the benefits of strengthening demand, customer price increases and productivity improvements offset higher raw material costs, facility closure costs of $1.5 million and higher severance costs of $1.3 million ($2.2 million in 2005 vs. $.9 in 2004).

Valve Group sales of $124.7 million increased $11.3 million, or 10%, from the prior year. Excluding favorable foreign currency translation of $3.5 million, sales increased $7.8 million (7%) from generally stable to improving industrial valve market demand and customer price increases. Operating profit more than doubled, reflecting increased sales and improvement in the marine valve business, which offset higher severance costs of $1.5 million ($1.9 million in 2005 vs. $.4 in 2004). Operating profit margin was 4.8% versus 2.3% in the prior year.

Crane Ltd. sales of $34.0 million increased $5.6 million, or 20%, from improving demand in the water and gas markets (13%), favorable foreign currency translation (4%) and the remainder mainly from the Hattersley brand, acquired in late January 2004. Operating profit margin remained approximately 6%.

Crane Pumps & Systems sales of $23.9 million increased $1.5 million, or 7%, reflecting price increases and continued strength in the professional plumbing market. Operating profit margin was 2.4%, down from 10.6% in the prior year, due to the planned cost ($1.5 million) for closure of the Salem, Ohio manufacturing facility and related severance. Excluding the facility closure costs, operating profit was about even with the prior year as the impact of unfavorable product mix offset increased sales.

Crane Supply sales of $35.5 million increased $7.2 million, or 25%, from continued strong demand for core pipe and fitting products, particularly in the commercial construction, industrial maintenance, repair and overhaul (“MRO”), mining and petrochemical segments (16%) and favorable foreign currency translation (9%). Operating profit margin remained approximately 9%.

Resistoflex-Industrial sales of $10.1 million increased $.8 million, or 8%, on moderate demand growth from MRO and small project business, and customer price increases. Operating profit increased significantly from a loss position in the prior year and profit margin was approximately 11%, as this business continues to realize benefits from its lower cost structure.

The Fluid Handling Segment backlog was $200.6 million at March 31, 2005 compared with $183.2 million at December 31, 2004 and $164.0 million at March 31, 2004.

Controls

	First Quarter
(dollars in millions)	2005	2004	Change
Sales	$20.5	$16.8	$3.7	22%
Operating Profit	$1.8	$.9	$.9	100%
Profit Margin	8.6%	5.3%

Sales improvements were attributable to increased demand for products primarily in the oil and gas exploration and gas transmission markets, driven by higher exploration and production activity. Operating profit doubled from the prior year due to increased volume.

Second Quarter and Full Year 2005 Guidance

Management expects earnings in the second quarter 2005 to be in the range of $.53 to $.63 per share, compared with $.52 per share in the second quarter 2004. On a full year basis, management is maintaining its 2005 earnings per share guidance of $2.10 to $2.25 from operations, based on its continued expectation of modest sales and operating profit improvement throughout 2005, driven by strengthening market demand, realization of benefits from continuous productivity improvements and a generally improving balance between customer price increases and higher raw material cost. Aggressive efforts to implement corrective actions in the Electronics Group are continuing beyond the first quarter 2005.

Management is maintaining its full year free cash flow guidance of $150 million with operating activities expected to generate $175 million, before asbestos (see below) and capital expenditures

($25 million). Cash payments related to asbestos settlement and defense costs, and certain related fees and expenses, are estimated to be in the range of $50 million to $70 million during 2005, which will be offset to some degree by reimbursements from insurers and tax benefits.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter’s financial results on Tuesday, April 26th, 2005 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems and Controls. Crane has 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)